SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2008

ZOOM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18672	51-0448969
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

207 South Street, Boston, MA 02111
(Address of principal executive offices, including zip code)

(617) 423-1072__
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

On June 26, 2008, the stockholders of Zoom Technologies, Inc. (the “Corporation”) approved a reverse stock split within the range of one-for-two and one-for-nine, to be determined by the Board of Directors in their discretion. On July 29, 2008, the Board of Directors approved a one-for-five reverse stock split (the “Reverse Stock Split”) that became effective at 5:00 p.m. on August 6, 2008, after the filing of a Certificate of Amendment to the Corporation’s Certificate of Incorporation with the Secretary of State of the State of Delaware.

No fractional shares of the Corporation’s common stock will be issued as a result of the Reverse Stock Split.  Instead, stockholders who otherwise would be entitled to receive a fractional share of common stock as a consequence of the Reverse Stock Split, upon surrender to the exchange agent of the certificates representing such fractional shares, will instead be entitled to receive cash based on the opening share price of ZOOMD stock of $1.75 on August 7, 2008.

On August 7, 2008, the Corporation’s common stock began trading under the symbol “ZOOMD.” The stock is expected to trade under the symbol “ZOOMD” for a period of 20 trading days. Thereafter, it will resume trading under the Corporation’s original symbol “ZOOM.”

A copy of the filed Certificate of Amendment is attached hereto as Exhibit 3.1.

A copy of the press release issued by the Corporation announcing the approval of the Reverse Stock Split is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment of Certificate of Incorporation

99.1	Press release issued by Zoom Technologies, Inc., dated August 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Robert Crist
Robert Crist
Vice President of Finance & Chief Financial Officer

Date: August 12, 2008